Exhibit 99.1



CONTACT:
Steve Shevick
Vice President, Investor Relations
Synopsys, Inc.
650-584-4880


                Synopsys Expects Second Quarter Fiscal Year 2002
                      Earnings and Revenue Above Estimates


MOUNTAIN VIEW, California. May 6, 2002 - Synopsys Inc., (Nasdaq: SNPS), the technology leader for complex integrated circuit design, today announced preliminary revenue and earnings before goodwill (EBG) results for the second quarter of fiscal year 2002, which ended on Saturday, May 4, 2002.

Synopsys announced that it expects second quarter fiscal year 2002 EBG to be approximately $0.38 per share, two cents per share above the First Call(R) consensus estimate of $0.36 per share, and that it expects revenue for the quarter to be approximately $185 - $186 million, approximately $1 million above the consensus estimate. EBG represents earnings on a diluted basis excluding amortization of intangible assets and in-process research and development.

Orders meaningfully exceeded the Company's expectations for the quarter, increasing approximately 20% over the second quarter of fiscal year 2001 and approximately 85% over the first quarter of fiscal year 2002. Orders for perpetual licenses were approximately 21%-22% of total software orders, within the anticipated range for the quarter.

"This was a very good quarter for us, though the market remains difficult and the electronics industry continues to struggle," said Aart de Geus, Chairman and Chief Executive Officer of Synopsys. "Even in uncertain economic times, customers continue to invest in design technologies and buy from their critical technology partners, and our physical synthesis products enjoyed their best quarter ever. We are excited to be heading towards the completion of our merger with Avant!, and the realization of our vision of bringing together the best front end and the best back end design tools in the industry. Based on our results, and the record revenue and earnings announced last week by Avant!, we believe that the combined company will have strong product and financial momentum from day one."

In connection with the merger, Synopsys indicated that it expected to recognize as revenue approximately 70-80% of Avant!'s aggregate deferred revenue and backlog, assuming fulfillment by the combined company of the commitments represented by such deferred revenue and backlog. Avant!'s aggregate deferred revenue and backlog will be determined at closing; revenue will be recognized as products and services are delivered and payments become due. Synopsys further noted that its proposed accounting treatment of deferred revenue and backlog had been confirmed by the Securities and Exchange Commission. Detailed financial guidance for the combined company will be provided after the close of the merger; both companies' shareholder meetings are scheduled for June 4, 2002.

Synopsys cautioned that these anticipated results are preliminary, based on the best information currently available, and are subject to the closing of its books and customary quarterly accounting procedures.


Forward Looking Statements

The fourth and fifth paragraphs of this press release contain forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those described by these statements. Factors that could cause results to differ from these statements include: adjustments to the preliminary results disclosed in this press release made in the course of Synopsys' regular quarterly accounting procedures; unanticipated delays in closing Synopsys' proposed merger with Avant!; continued or increased weakness in the semiconductor or electronic systems industries; a lower-than-anticipated level of purchases of software or consulting services by the Company's customers; and increasing competition in the market for the Company's products and services. For further discussion of these and other factors that may cause results to differ from those projected in this release, readers are referred to documents filed by Synopsys with the Securities and Exchange Commission, specifically Synopsys' report on Form 10-Q filed with the Securities and Exchange Commission on March 18, 2002 (pp. 21-27). Synopsys is under no obligation to (and expressly disclaims any such obligation to) update or alter these forward-looking statements whether as a result of new information, future events or otherwise.


Additional Information

         In connection with the proposed merger, Synopsys and Avant! filed with the Securities and Exchange Commission a Registration Statement on Form S-4 that included a joint proxy statement of Synopsys and Avant! and a prospectus of Synopsys which is available and is being disseminated on or about May 6, 2002. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY AMENDMENTS THERETO REGARDING THE MERGER BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus and other related documents filed by Synopsys and Avant! with the SEC at the SEC's website at www.sec.gov. The joint proxy statement / prospectus and the other documents may also be obtained for free by accessing Synopsys' website at www.synopsys.com or by directing a request by mail or telephone to 700 E. Middlefield Road, Mountain View, CA 94043, Attention: Company Secretary, (650) 584-5000, or to D.F. King & Co., Inc., Synopsys' Information Agent in connection with the merger, at 77 Water St. 20th Floor, New York, NY 10005, toll-free 1-800-290-6427, or by accessing Avant!'s website at www.avanticorp.com or by directing a request by mail or telephone to 4671 Bayside Parkway, Fremont, CA 94538, Attention: Company Secretary, (510) 413-8000, or to Georgeson Shareholder Communications, Inc., Avant!'s Information Agent in connection with the merger, at 111 Commerce Road, Carlstadt, NJ 07072, toll-free 1-866-781-5469.

         Synopsys, Avant!, and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from their respective stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Synopsys stockholders, or the Avant! stockholders, as the case may be, in connection with the proposed merger, is set forth in the definitive joint proxy statement / prospectus filed with the SEC.


About Synopsys

Synopsys, Inc. (Nasdaq: SNPS), headquartered in Mountain View, California, creates leading electronic design automation (EDA) tools for the global electronics market. The company delivers advanced design technologies and solutions to developers of complex integrated circuits, electronic systems, and systems on a chip. Synopsys also provides consulting and support services to simplify the overall IC design process and accelerate time to market for its customers. Visit Synopsys at http://www.synopsys.com.


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Synopsys is a registered trademark of Synopsys, Inc. All other company or product names are the registered trademarks or trademarks of their respective owners.